Exhibit 99.3

Information about tax in heat supply enterprise

Issued by Ministry of Finance and National tax administration bureau

No.28 Finance and tax [2004]

Finance bureau, national taxation bureau, local taxation bureau in Heilongjiang, Jilin, Liaoning, Beijing, Tianjin, Hebei, Inner Mongolia, Shanxi, Shan’xi, Gansu,Qinghai, Ningxia, Xinjiang, Shandong, Henan Province (Autonomous Region,City in direct jurisdiction), finance & taxation bureau in Xinjiang Production & Construction Corps:

Authorized by state council, herein inform taxation issue about heat supply enterprise as follows:

1.

As for the heat supply enterprise in three North areas including Liaoning, Jilin, Helongjiang, Beijing, Tianjin, Hebei, InnerMongolia, Shanxi, Shan’xi,Gansu, Qinghai,Ningxia,Xinjiang,Shandong, Henan, the heat supply revenue received from local resident during heat supply period of year 2003-2005 including revenue received directly from resident and paid by unit replacing resident, the value added tax in this revenue is temporarily exempted.

2.

From Jan 1, 2003 to Dec 31, 2005, it is temporarily exempted that house property tax in house used in production enterprise and land usage tax in land for production at heat supply enterprise.

Please obey and carry out according to this information.

Ministry of Finance and National tax administration bureau

Feb 5, 2004.

Carbon copy to: finance supervising special office in Ministry of Finance stationed in Liaoning, Jilin, Heilongjiang ,Beijing, Tianjin, Hebei, Inner Mongolia,Shanxi,Shan’xi,Gansu,Qinghai,Ningxia,Xinjiang,Shandong,Henan province(Autonomous Region, City in direct jurisdiction)

Complementary Information about Value Added Tax in heat supply enterprise

Issued by Ministry of Finance and National tax administration bureau

No.223 Finance and tax [2004]

issuing date: Dec 31, 2004

Authority: Ministry of Finance, National tax administration bureau

Finance bureau, national taxation bureau , local taxation bureau in Beijing, Tianjin, Hebei,  Shanxi, Inner Mongolia, Heilongjiang, Jilin, Liaoning, Shan’xi, Gansu, Ningxia, Qinghai, Tibet, Xinjiang, Shandong, Henan province (Autonomous Region, City in direct jurisdiction),  finance & taxation bureau in Xinjiang Production & Construction Corps, finance bureau and national taxation bureau in Qingdao, Dalian city:

After information about tax in heat supply enterprise issued by Ministry of Finance and National tax administration bureau (No.28 Finance and tax [2004], herein abbr. information) has been issued, some areas enquire the issue about application range for tax exemption taken by heat supply enterprises. By research, herein supplyment information as follows:

1.

so-called heat supply enterprises in article 1 of information, includes production enterprise and operation enterprise for heat supply production.

2.

heat supply revenue taking value added tax exemption must be respectively accounted with other taxed revenue, or can not have favorable policy for tax exemption.

Production enterprise for heat supply should confirm its revenue of tax exemption according to heat supply revenue received directly from resident by operation enterprise. The actual calculation method for percentage can be confirmed by national taxation bureau in province, autonomous region, city in direct jurisdiction and special planned city.

3.

Before this information is issued, if value added tax in heat supply revenue gained by production enterprise and operation enterprise for heat supply should be exempted according to this information, the value added tax paid can be deducted in value added tax payable later.

Ministry of Finance and National tax administration bureau

Dec 31, 2004.